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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                            CREATIVE COMPUTERS, INC.
             -----------------------------------------------------
                               (Name of Issuer)




                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)




                                  22527E 10 7
             -----------------------------------------------------
                                (CUSIP Number)





                               DECEMBER 31, 1998
             -----------------------------------------------------
             Date of Event Which Requires Filing of this Statement




     Check the appropriate box to designate the rule pursuant to which this
     Schedule is Filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  22527E 10 7             SCHEDULE 13G          PAGE  2  OF  4  PAGES
         ----------------                                     ---    ---

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              AMRE A. YOUNESS
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
              UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       437,100
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      437,100
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               437,100 Shares
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               4.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
               IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934

ITEM 1(a).   Name of Issuer:

                                      CREATIVE COMPUTERS, INC.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                                      2255 WEST 190TH STREET
                                      TORRANCE, CALIFORNIA 90504

ITEM 2(a)   Name of Person Filing:

                                      AMRE A. YOUNESS

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                                      301 N. LAKE AVENUE, SUITE 910
                                      PASADENA, CALIFORNIA 91101

ITEM 2(c)   Citizenship:

                                      UNITED STATES

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                      22527E 10 7

ITEM 3.                               NOT APPLICABLE

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                          437,100 SHARES

      (b)   Percent of Class:                                             4.3%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:         437,100 SHARES

        (ii)  shared power to vote or to direct the vote:                  N/A

       (iii)  sole power to dispose or to direct the
              disposition of:                                   437,100 SHARES

        (iv)  shared power to dispose or to direct the disposition of:     N/A


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                               Page 3 of 4 pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        NOT APPLICABLE


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE


ITEM 10. CERTIFICATION

        NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      JANUARY 18, 1999
                      ------------------------------
                                      Date

                      /s/  AMRE A. YOUNESS
                      ------------------------------
                                   Signature

                      Amre A. Youness
                      ------------------------------
                                   Name/Title









                               Page 4 of 4 pages